CONTACTS	Lawrence E. Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S INC. ANNOUNCES RESIGNATION
OF CHIEF EXECUTIVE OFFICER
NASHVILLE, Tenn. (June 4, 2010) — O’Charley’s Inc. (Nasdaq: CHUX) today announced that Jeffrey D. Warne has resigned as President and Chief Executive Officer and as a member of the Company’s Board of Directors. Commencing today, Philip J. Hickey, the Company’s Chairman of the Board, will serve as interim CEO until a permanent replacement is selected.
“We are appreciative of Mr. Warne’s service to O’Charley’s as its chief executive and, prior to that, as head of our O’Charley’s concept,” Mr. Hickey said. “We wish him all the best in the future.”
The Company’s Board of Directors has initiated a nationwide search for Mr. Warne’s replacement.
About O’Charley’s Inc.
O’Charley’s Inc., headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 368 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 244 restaurants in 19 states in the Southeast and Midwest, including 234 company-owned and operated O’Charley’s restaurants, and 10 restaurants operated by franchisees. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The company operates Ninety Nine restaurants in 113 locations throughout New England and the Mid-Atlantic states. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The company operates 11 Stoney River Legendary Steaks restaurants in six states in the Southeast and Midwest. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.

CHUX Reports First Quarter Results for 2010

June 4, 2010
Forward Looking Statements
The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like “forecast,” “expect,” “project,” “believe,” “may,” “could,” “anticipate,” and “estimate,” are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the Company’s ability to retain the services of a replacement Chief Executive Officer and the other risks described in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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